PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED OCTOBER 24, 1997, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 7, 1997,
PROSPECTUS SUPPLEMENT NO. 2 DATED NOVEMBER 7, 1997,
SUPPLEMENT NO. 3 DATED NOVEMBER 21, 1997, SUPPLEMENT NO. 4
DATED DECEMBER 12, 1997, SUPPLEMENT NO. 5 DATED JANUARY
13, 1998, SUPPLEMENT NO. 6 DATED FEBRUARY 4, 1998,
SUPPLEMENT NO. 7 DATED FEBRUARY 12, 1998, AND SUPPLEMENT
NO. 8 DATED FEBRUARY 24, 1998)

$115,000,000
LEVEL ONE COMMUNICATIONS, INCORPORATED
4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

This Prospectus Supplement supplements information contained in that certain Prospectus dated October 24, 1997, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $115,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

The following table supplements the information set forth in the Prospectus under the caption "Selling
Securityholders" with respect to the Selling
Securityholders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling
Securityholder that may be offered pursuant to the Prospectus by adding the following line items:

SBC Warburg Dillon Read Inc.                 1,000,000
25,000
  The above number is based on the $40.00 per share conversion price stated in the Notes. On March 30, 1998, the Company effected a 3:2 stock split. By the terms of the Notes and Note Indenture, all conversion prices are automatically adjusted pro rata.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of April 10, 1998.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 10, 1998.